SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION

      FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: UBS Investor Portfolios Trust

Address of Principal Business Office: P.O. Box 2494, Elizabethan Square, George Town, Grand Cayman, Cayman Islands, B.W.I.

Telephone Number: 809-945-1824.

Name and address of agent for service of process: Thomas M. Lenz, Esq., Associate General Counsel, Signature Financial Group, Inc., 6 St. James Avenue, 9th Floor, Boston, Massachusetts 02116.

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]                                                            NO [ ]

         SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in George Town, Grand Cayman, Cayman Islands, B.W.I. on the 27th day of February, 1996.


         UBS INVESTOR PORTFOLIOS TRUST


         By: /S/ SUSAN JAKUBOSKI
            --------------------
            Susan Jakuboski
            Assistant Secretary and Assistant Treasurer


Attest: /S/ ANDRES E. SALDANA
        ---------------------
        Andres E. Saldana

UBSN8A.EDG